VOICE MOBILITY INC.

UNIFIED COMMUNICATIONS SOFTWARE

LICENSE AGREEMENT

This Software License Agreement (the "Agreement") is entered as of April 6, 2000 by and between Voice Mobility Inc. ("VMI") a corporation under the laws of Canada, with its principal place of business at 180 - 13777 Commerce Parkway, Richmond, BC, Canada, V6V 2X3 and Ikano Communications, Inc., ("CUSTOMER"), a Utah corporation, with its principal place of business at 265 E. 100 S., Salt Lake City, Utah, USA 84111, along with any CUSTOMER subsidiary, as long as CUSTOMER has 51% or greater interest in such subsidiary.

WHEREAS VMI is the provider of a Unified Communications Software Application ("Licensed Software Product") as described in Schedule 1.0 ("Product Description").

WHEREAS CUSTOMER wishes to license the "Licensed Software Product" from VMI and VMI is willing to provide same on the terms and conditions set out herein.

WHEREAS the parties wish to record the terms and conditions upon which the Licensed Software Product will be introduced while recognizing the necessity of taking into consideration the evolving nature of their relationship in respect of the Product.

In consideration of the mutual promises herein, VMI and CUSTOMER agree as follows:

1. INCORPORATION.

The following Schedule is attached hereto and forms part of this Agreement:

Schedule 1 - Product Description

Schedule 2 - Letter of Intent

2. DEFINITIONS.

a. A "Licensed Software Product" shall mean a software product set forth in Schedule 1, together with the documentation provided therewith by the Licensor. Any update or enhancement of a Licensed Software Product that is generally made available by VMI, that is substantially similar thereto and that is marketed under the same product number and nomenclature shall be added to Schedule 1 as a Maintenance Release. "Licensed Software Product" does not include any update, new version or enhancement of the foregoing unless VMI, at its sole discretion, adds such item to Schedule 1.

b. Unified Communications (UC) Services refer to the specific deliverables provided to an end user by a customer of VMI.

c. A "Licensed Software Copy" shall mean an exact object code copy of the software of a Licensed Software Product in a machine-readable form, together with an exact copy of the end user documentation.

d. Reseller means a Service Provider that has entered into a Service provider Contract with CUSTOMER and is actively offering the UM Services to their End User.

Retail Service Provider between VMI and End Users.

Wholesale Service Provider between VMI and Reseller and VMI and End User.

e. "Unified Messaging (UM) Server" means a server whose purpose is VMI or its agent to support UM services for one or more Retail and Wholesale Service Providers.

f. "Service Provider" means an operating entity that has the capability of offering UM Services to the general market.

g. "Service Provider Contract" means all contracts between CUSTOMER and Service Providers for the provision of the UM Services, Tier 1 and Tier 2 Support and Maintenance to the customers or users of such Service Providers.

h. "Tier 1 Support and Maintenance" means End User support provided by a Service Provider.

i. "Tier 2 Support and Maintenance" means all network management, technical support and maintenance services required to provide all reasonable response and support to Tier 1 Support by the Retain Service Providers and Resellers and enable Retain Service Providers to deliver the UM Services to their customers and End User.

j. "Tier 3 Support and Maintenance" means all support and maintenance services required to keep the VMI hardware and software running on all UM Servers.

k. "Mailbox" means an end user's address as represented by a telephone number into and/or through which the end user's phone calls and messages are processed.

l. "Point of Presence" or "POP" means the location where a UM server(s) interfaces with the Local Exchange Carrier (LEC) and the Inter-Exchange Carrier (IXC).

m. "End User" refers to an individual or a group of individuals that use the function of the Licensed Software provided by a Service Provider.

n. "Letter Of Intent" refers to document signed and dated March 30, 2000 by CUSTOMER and VMI.

3. OBJECT OF THE AGREEMENT

3.1 VMI will license to CUSTOMER the Licensed Software Product, to be made available to Customer's Reseller or End User Customers as a service, all in accordance with the terms and conditions of this Agreement.

3.2 A complete description of the Licensed Software Product is contained in Schedule 1.0.

4. TERM AND TERMINATION

4.1 The initial term of this Agreement shall commence upon signing of the Agreement, and will continue in effect for 3 years until April 5th, 2003 (the "Initial Term"). At the end of the Initial Term, this agreement will automatically be renewed for a further 2-year term unless notice of termination is served by either party 60 days prior to the end of the Initial term.

4.2 Articles contained in this Agreement, which by their nature survive the expiration of the Term, will continue in force after termination in accordance with their terms.

4.3 Either party will have the right to terminate this Agreement at any time:

(i) Immediately in the event of the insolvency, bankruptcy or voluntary dissolution of the other party: or

(ii) forthwith, if the other party has breached any material provision contained in this Agreement, and has not cured the breach within 30 days of receipt of written notice thereof.

Any written notice provided under Section 4.3(ii) shall specify all details of any breach or non-compliance on which the notice is based, as that are known to the notifying party, and that may assist the other party in curing the cause of the breach. Any damages arising out of such termination shall be resolved in accordance with Section 17.

4.4 Either party may terminate this Agreement following the Initial Term by giving notice of its intent to terminate at least ninety (90) days prior to the date on which termination is to occur.

4.5 In the event that a force majeure as described in Section 16 persists for more than 60 days, either party may terminate this Agreement by providing 30 days written notice to the other.

5. PRICING AND BILLING

5.1 All fees will be levied in U.S. Dollars.

5.2 Setup Fees: CUSTOMER will pay a one-time fee of $250,000 for installation and set up of the Licensed Software Product, and related services, for the first 1 million mailboxes. These services are outlined and agreed to by both parties as per the signed Letter of Intent dated March 30, 2000., as per Schedule 2.

5.22 CUSTOMER will pay a one-time fee of $200,000 for installation and set up of the Licensed Software Product, and related services, upon reaching 1 million mailbox licenses. These services are outlined and agreed to by both parties as per the signed Letter of Intent dated March 30, 2000.

5.3 Integration Consulting Fees: In the event of CUSTOMER specific modifications to integration of the Licensed Software into the Customer's environment, a service fee will be charged. This fee will be based on the type and complexity of the customer specific application.

5.4 Maintenance Fees: Included in monthly mailbox fee, as per Section 5.6.

5.5 Usage Fees: Within 30 days following the end of each month CUSTOMER will pay to VMI a fee for each mailbox established or maintained in such month, as set out in the following table:

Unified Communications (UM + Call Connect)	$2.00/Mailbox/Month

5.6 Provision of future new releases of the Licensed Software Product and/or major enhancements will be subject to the following terms:

(i) In the first twelve months after contract signing, VMI and CUSTOMER will be mutually exclusive as per sections 7.1(iii) and 8.1(iv) and software upgrades to the "Licensed Software Product" will be provided to CUSTOMER at no additional charge.

(ii) At the conclusion of the 12th month and each month thereafter during the initial 3 year Agreement and any subsequent Agreement extension as per 4.1, if the monthly mailbox volume exceeds 100,000 mailboxes, section 5.6(i) will continue to apply. If the monthly volume does not exceed 100,000 mailboxes, mutual exclusivity as per section 7.1(iii) and 8.1(iv) will no longer apply and any future new releases of the Licensed Software Product and/or major enhancements will not be included unless VMI, at its sole discretion, adds such item to Schedule 1.

5.7 VMI shall provide CUSTOMER with an invoice on a monthly basis for Usage Fees from the preceding month, with rates shown in figure 5.5.

5.8 Any non-VMI hardware or software purchased by VMI on behalf of the CUSTOMER will be subject to a 15% administration fee.

5.9 CUSTOMER has responsibility for all packing and shipping costs associated with the fulfillment of this Agreement.

6. TERMS OF PAYMENT

6.1 Usage Fees will be invoiced at the end of the month in which the mailboxes are established and will be due net 30 days from the date of receipt. An invoice will be deemed to have been received seven (7) business days after mailing.

6.2 CUSTOMER agrees to pay all applicable Sales Taxes or other charges of any kind (except for taxes calculated or payable upon VMI net income or capital) imposed by any federal, state, or local governmental entity for products or services provided under this Agreement. CUSTOMER shall hold VMI harmless from all claims and liability arising from Customer's failure to support or pay any such taxes, or charges.

6.3 If any dispute exists with respect to an amount invoiced by VMI, CUSTOMER shall immediately pay the amount not in dispute to VMI, and provide VMI with a written memorandum specifying the disputed portion of the invoiced amount and the basis for such dispute. CUSTOMER and VMI agree to use best efforts to discuss in good faith and promptly resolve any such disputes in accordance with the provisions of Article 17 of this Agreement.

7. VMI COMMITMENTS

7.1 VMI warrants that, for as long as this Agreement is in effect, it will:

i.) Install the Licensed Software Product in each UC Server provided by the Customer.

ii.) Provide Tier 3 Support and Maintenance.

iii.) Not directly market to or solicit the Licensed Software Product to any of Customer's existing clients or affiliates, except in cooperation with CUSTOMER, according to a list regularly provided to VMI by the CUSTOMER.

8. CUSTOMER COMMITMENTS

8.1 CUSTOMER warrants that, for as long as this Agreement is in effect, it will:

i.) Provide Tier 1 and Tier 2 Support and Maintenance to its UC customers.

ii.) Not use the VMI name or logo in any advertising or press related material without the express approval of VMI, which approval will be subject to compliance with VMI's policy on trademark usage.

iii.) Provide the VMI specified server, telephony interface card(s) and related software or request VMI to provision as per 5.10.

iv.) VMI shall be sole provider to CUSTOMER for Unified Communications and Messaging software, as per Section 5.6.

9. TITLE AND OWNERSHIP

9.1 Intellectual property that is associated with provision of VMI Unified Communications Software shall remain the exclusive property of VMI.

9.2 CUSTOMER acknowledges that no title to the Software Intellectual Property specific to the Licensed Software Products shall be vested in CUSTOMER and that CUSTOMER shall have no rights therein except as specifically provided for herein.

10. WARRANTY

VMI warrants that it has the full right, title and authority in and to the Licensed Software Product, and is fully authorized to perform its obligations, including the provision of the services, under this Agreement.

11. CARE OF OTHER PARTIES' PROPERTY

CUSTOMER and VMI agree that each shall take proper care of all property owned by the other party which is, from time to time, in their custody, care, or control and shall be responsible for any loss of, or damages to such property resulting from negligence or willful acts regarding such property, until such time as said property is returned to the custody, care, or control of its rightful owner.

12. CONTINUITY OF SUPPLY AND SUPPORT

12.1 Customer shall be notified six (6) months in advance of VMI's intention to discontinue supply and support of the Licensed Software Product. Such notice does not relieve VMI from any of its obligations under this Agreement prior to the termination date.

12.2 Should VMI discontinue supply and support of any Service during this Agreement, VMI agrees to perform one of the following by the date which the Services are discontinued;

(i) Assign an alternate source to continue support of the Licensed Software Product under the terms of this Agreement for the remainder of the Term. Such assignment to an alternate source shall only be upon Customer's written consent and shall be at no additional cost or expense to Customer and shall not release VMI from its obligations herein.

13. PROPRIETARY RIGHTS INDEMNITY

13.1 VMI will defend at its expense any action brought against CUSTOMER to the extent based upon the claim that Licensed Software Product constitutes infringement of any third party parent or copyright or any other proprietary or intellectual property rights, and VMI agrees to pay any settlement or final judgment entered against CUSTOMER attributable to such claim, limited to the amount of monthly recurring Usage Fees received from CUSTOMER to date, provided that: (i) VMI shall have sole control of any such action or settlement negotiations and that any settlement shall be approved by VMI; and (ii) that CUSTOMER notifies VMI promptly in writing of such claim, suit or proceeding and, at VMI's expense (except reasonable work effort of Customer's employees to obtain information), gives VMI all information available to CUSTOMER, as applicable, pertaining to the claim.

13.2 In no event shall VMI be liable for indirect, special or consequential damages, including, but not limited to, loss of profit or other economic loss in connection with, or arising out of, VMI providing the Licensed Software Product to CUSTOMER even if VMI has been notified in advance of the possibility of such loss.

13.3 VMI assumes no liability for infringement of patent or copyright claims based upon (i) non-VMI supplied equipment into which a Service is incorporated except as authorized or specified by VMI; (ii) any assembly, circuit, combination, method or process in which any of the Services may be used other than those specified by VMI; (iii) any compliance with Customer's or Customer's detailed specifications against the advice of VMI; or (iv) the modification of any Service, or any part thereof, unless such modification was made or authorized by VMI.

13.4 VMI warrants that to the best of its knowledge, the Licensed Software Product provided under this Agreement does not violate any approved patent, copyright, trade secret, trademark or intellectual property.

14. INDEMNIFICATION

14.1 VMI will indemnify and hold harmless CUSTOMER, its officers, employees, and agents from and against any and all liabilities in damage or injury to property or persons which results from a breach of VMI's obligations under this Agreement or results from the negligence or willful misconduct of VMI, its officers, employees, and agents.

14.2 CUSTOMER will indemnify and hold harmless VMI, its officers, employees, and agents from and against any and all liabilities in damage or injury to property or persons which results from a breach of Customer's obligations under this Agreement or results from the negligence or willful misconduct of CUSTOMER , its officers, employees, and agents.

14.3 It is understood that VMI cannot undertake to verify factual matters provided by CUSTOMER and which are included in material prepared by VMI and approved by CUSTOMER. CUSTOMER agrees to indemnify and hold harmless VMI from and against all losses, claims and expenses which VMI may incur in any manner whatsoever based upon information, representations or data furnished or approved by CUSTOMER for use by VMI or resulting from any claims or suits for libel, violation of privacy, copyright or patent infringement or any other claims that may arise out of or be related to any action or inaction by CUSTOMER except for losses, claims, damages or expenses directly attributable to the gross negligence or willful misconduct of VMI. Subject to the foregoing, VMI shall take all reasonable precautions to ensure that all services, ideas or materials supplied by VMI to CUSTOMER do not violate any laws or regulations or the rights of any third party.

15. CONFLICT OF INTEREST AND CONFIDENTIAL INFORMATION

15.1 This Agreement and all information issued, used, disclosed or developed in connection with VMI's Licensed Software Products are confidential. CUSTOMER and VMI agree not to use, reproduce or divulge the same to third parties except if strictly required for the purposes of this Agreement or by law.

15.2 CUSTOMER and VMI hereby agree to take all reasonable precautions for protection of such information from disclosure.

15.3 Upon expiry or termination of this Agreement or upon request, each Party shall return to the other party all information regarding the other party obtained or developed in the course of this Agreement, together with all working documents, materials, work in progress and data, regardless of the storage medium. Either Party can authorize, through written instruction, the destruction of information.

16. FORCE MAJEURE

Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from Natural Acts, civil or military authority, acts of public enemy, wars, riots, civil disturbances, accidents, fire, explosions, earthquakes, floods, the elements, strikes, lockouts, labour disturbances, shortages of suitable parts, labour or transpiration, delays caused by suppliers, or any other causes beyond the reasonable control of such party. In any such event the party responsible for performance will be excused from performance of the obligation affected by such event to the extent and for as long as such circumstances prevail and such party continues to use reasonable efforts to recommence performance without further delay.

17. NOTICES

All notices, requests, demands or communications required or permitted hereunder shall be in writing, delivered personally or by telecopy or certified or registered mail to the respective addresses or set forth below (or at such other addresses as shall be given in writing by either party to the other). All notices, requests, demands or communications shall be deemed to have been given upon personal delivery or on the calendar day following the date of the telecopy, or when received if sent by certified or registered mail.

If to VMI:

Voice Mobility Inc.
13777 Commerce Parkway
Suite 180
Richmond, BC
V6V 2X3
CANADA
Attention: Don Anderson, 604-482-0005

If to CUSTOMER:

Ikano Communications, Inc.,
265 E. 100 S.
Salt Lake City, Utah 84111
Attention: Mitch Edwards, 801-924-0900 ext. 134

18. DISPUTE RESOLUTION

18.1 The parties agree to negotiate in good faith to resolve any dispute hereunder. If the parties cannot resolve a dispute within thirty (30) days after commencing such negotiation, either party may, on written notice to the other, refer any disagreement with respect to the interpretation or validity of, or arising out of, this Agreement to arbitration pursuant to the Commercial Arbitration Act (British Columbia). The Courts of British Columbia shall have the exclusive jurisdiction over any dispute which arises under this agreement and each of the parties shall submit and hereby consents to such Court's exercise of jurisdiction.

18.2 Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

19. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia as well as the intentions of the Parties as set out in the recitals.

20. ENTIRE AGREEMENT

This Agreement, including its recitals and the schedules hereto, as may be amended from time to time by the written agreement of the parties, constitutes the entire understanding of the parties and supersedes all prior or contemporaneous written and oral agreements with respect to the subject matter hereof. This Agreement may not be modified or amended except by a written document signed by both parties. No person other than a party hereto shall have any interest in or be deemed a third party beneficiary hereof.

21. NON-WAIVER

Any failure by either party to enforce at any time any of the provisions, including without limitation, the termination provisions of this Agreement shall not be construed to be a waiver of such provision or of the right of either party thereafter to enforce such provision or exercise any other rights available to it under this Agreement or at law.

22. SEVERABILITY

All provisions of this Agreement shall be considered as separate terms and conditions, and in the event any one provision shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, all the other provisions hereof shall remain in full force and effect.

23. ASSIGNMENT

This Agreement may not be assigned or extended to other parties by either party in whole or in part without the other party's prior written consent, which shall not be unreasonably withheld. No consent shall be required for an assignment in connection with the sale of all or substantially all of the assets or the equity of either party, provided that the assignment is not to a direct or indirect competitor of the other party. Any attempt by either party without such permission to assign or delegate any rights, duties or obligations which arise under this Agreement will be void.

24. PRESS RELEASES

CUSTOMER and VMI agree to mutually assist each other in the composing and delivery of press releases upon Agreement execution and during subsequent significant events, such as upon CUSTOMER'S success in securing new clients.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date herein above first written.

VOICE MOBILITY INC.
Signature: /s/ Don Anderson
Name: Don Anderson
Title: VP Sales
Date: April 7/00

IKANO COMMUNICATIONS, INC.
Signature: /s/ Henry J. Smith
Name: Henry J. Smith
Title: President
Date: 4.6.2000

Schedule 1

Product Description:

Voice Mobility's (VMI) Unified Communications Software is an internet-based unified communications application that integrates voice, fax and e-mail and provides a one number solution for end users. With VMI's Unified Communications Software, users are always accessible via one published number while the system performs a "follow-me/find-me" search to connect the call. VMI's Unified Communications Software allows users to quickly and easily access all their messages using their PC, cellular or touch-tone telephone.

VMI's Unified Communications Software provides each user with the ability to maintain a single phone/fax number combined with a single inbox that contains all their messages; text, voice and fax. Messages within the inbox can be viewed, listened to, stored and retrieved via a personal computer or the telephone - regardless of the original form they were created in.

VMI's Unified Communications software has the following functions for subscribers/end users of the system:

1. One number call connect

a. Find me at one of five phone numbers

b. Follow me to more than one of five phone numbers

2. Voicemail

3. Voicemail to web

4. Voicemail to email(s)

5. Virtual Fax

6. Fax to web

7. Fax to email(s)

8. Voicemail and Fax notification to any email address

Schedule 2

Letter of intent: attached